Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CSG SYSTEMS SIGNS DEFINITIVE AGREEMENT TO ACQUIRE

PRAIRIE VOICE SERVICES, INC.

Acquisition Expands Customer Care Capabilities with Interactive Messaging

ENGLEWOOD, Colo. (July 30, 2007) — CSG Systems International, Inc. (NASDAQ: CSGS), a leading provider of customer care and billing solutions, today announced that it has reached a definitive agreement to acquire Prairie Voice Services, Inc., a privately-held provider of interactive messaging services headquartered in Omaha, Nebraska.

This acquisition extends CSG’s suite of products and solutions that help its clients maximize the value of their interactions with their customers. Prairie Voice Services provides inbound and outbound automated voice, text/SMS, email and fax messaging services to manage workforce communications, collections, lead generation, automated order capture, service outage notifications and other key business functions. These capabilities will further assist CSG’s clients in offering exceptional customer service, while also improving customer retention and reducing costs. In addition, Prairie Voice Services provides embedded recording solutions that allow clients to digitally capture, archive, transcribe and replay voice conversations.

Prairie Voice Services has been a strategic partner of CSG since 2005, when the companies introduced an automated appointment verification solution to improve the efficiency of field technicians. This offering integrates the innovative voice capabilities of the Prairie Voice Services Field Service Appointment Verification solution with CSG Workforce Express, a solution that addresses one of the most costly and complex aspects of a cable or satellite service providers’ business — getting the right technician to the right job at the right time. The combined offering brings immediate value to broadband operators and their subscribers by minimizing no-show service appointments and reducing the associated costs of callbacks for missed appointments.

“This acquisition is the culmination of a successful partnership between two industry leaders,” said Peter Kalan, executive vice president of corporate development and business development at CSG. “In addition to expanding the breadth and depth of methods our clients can use to interact with consumers, this acquisition extends our reach into industry verticals such as financial services, telecommunications, direct response and contact centers.”

“We are excited to build upon the foundation of our existing partnership,” said Tom Nichting, Prairie Voice Services’ president and chief executive officer. “Through this acquisition, we expect to bring additional value to CSG’s clients by strategically augmenting current customer touch points with interactive messaging solutions.”

Financial Terms and 2007 Guidance Impact

The agreement provides that CSG will acquire Prairie Voice Services for approximately $39 million (net of cash acquired) to be paid in cash upon closing of the transaction. Closing is currently anticipated to be mid-August, subject to the satisfaction of customary closing conditions. In addition, the merger agreement provides for contingent payments of up to $6 million through the end of 2009 upon the achievement of certain predetermined operating criteria.

CSG expects the acquisition of Prairie Voice Services will add approximately $7 to $8 million of revenue for the remainder of 2007, assuming a mid-August closing. CSG expects to incur certain acquisition-related charges and ongoing amortization of intangible assets related to this acquisition in 2007. Excluding the impacts of these acquisition-related charges, which are not estimatable at this time, CSG does not expect this acquisition will have a material impact on its overall results of operations for the full year 2007.

About CSG Systems

Headquartered in Englewood, Colorado, CSG Systems International (NASDAQ: CSGS) is the leading provider of outsourced billing, customer care and print and mail solutions and services supporting the North American cable and direct broadcast satellite markets. CSG’s solutions support some of the world’s largest and most innovative providers of bundled multi-channel video, Internet, voice and IP-based services. CSG’s unique combination of solutions, services and expertise ensure that cable and satellite operators can continue to rapidly launch new service offerings, improve operational efficiencies and deliver a high-quality customer experience in a competitive and ever-changing marketplace. For more information, visit our website at www.csgsystems.com.

About Prairie Voice Services

Prairie Voice Services provides automated call processing solutions along with substantial unified communications capabilities. The company delivers interactive voice applications that manage workforce communications, collections, critical communications, lead generation, automated order entry and other key business functions. Clients include a number of Fortune 500 companies, with emphasis in the financial services, telecommunications, transportation, direct response and contact center business sectors. The company’s consultative approach results in applications designed specifically to meet each client’s individual business objectives. Founded in 1990, Prairie Voice Services employs approximately 60 people. For more information, visit www.prairiev.com.

Safe-Harbor Statement

This news release contains forward-looking statements as defined under the Securities Act of 1933, as amended, that are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to differ materially from what appears in this news release. These factors include, but are not limited to: 1) CSG’s ability to continue to perform satisfactorily and maintain good customer relations with its four largest clients, Comcast Corporation, EchoStar Communications, Time Warner, Inc., and Charter Communications, which combined make up approximately 70% of CSG’s revenues; 2) the continued acceptance of CSG’s Advanced Convergent Platform and its related products and services; 3) CSG’s ability to enhance current products and develop new technology that will retain existing clients and capture new market share; 4) significant forays into new markets, which may prove costly and unprofitable; 5) the degree to which CSG’s expectations of market penetration and consumer acceptance of advanced IP services prove true — and even if realized, CSG’s ability to meet the billing and customer care needs of those markets; 6) client consolidation, which has decreased the number of potential buyers for many of CSG’s products and services; 7) CSG’s ability to renew contracts and sell additional products and services to existing and new clients; 8) CSG’s ability to successfully deliver on lengthy and/or complex implementation projects, which by their nature, carry much more risk; and 9) CSG’s ability to successfully integrate and manage acquired businesses or assets in order to achieve the expected strategic, operating and financial goals established for such acquisitions. This list is not exhaustive and readers are encouraged to review the additional risks and important factors described in CSG’s reports on Forms 10-K and 10-Q and other filings made with the SEC.

For more information, contact:

Media Relations:

Elise Brassell

CSG Systems

Phone: (303) 804-4962

E-mail: elise_brassell@csgsystems.com

Investor Relations:

Roger Metz

CSG Systems

Phone: (303) 804-4082

E-mail: roger_metz@csgsystems.com

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